RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-208507

Pricing Supplement
Dated August 23, 2017 To the Product Prospectus Supplement ERN-EI-1 Dated January 12, 2016, Prospectus Supplement Dated January 8, 2016, and Prospectus Dated January 8, 2016	$500,000 Barrier Booster Notes Linked to the CAC 40® Index, Due August 26, 2021 Royal Bank of Canada

Royal Bank of Canada is offering the Barrier Booster Notes (the “Notes”) linked to the performance of the CAC 40® Index (the “Reference Asset”).
The CUSIP number for the Notes is 78012K5F0. If the Final Level is greater than the Initial Level but the Percentage Change does not exceed the Booster Percentage of 41.28%, the Notes provide a fixed return equal to the Principal Amount plus the Booster Coupon. If the Final Level is greater than the Initial Level and the Percentage Change exceeds the Booster Percentage of 41.28%, the Notes provide a one-for-one positive return based upon the increase in the level of the Reference Asset. If the Final Level is less than the Barrier Level (80.00% of the Initial Level), you will receive an amount at maturity that is proportionate to the decrease in the Reference Asset over the term of the Notes, and you may lose up to 100% of your initial investment. Any payments on the Notes are subject to our credit risk.
Booster Coupon:	41.28%
Issue Date:	August 28, 2017
Maturity Date:	August 26, 2021
The Notes do not pay interest. The Notes will not be listed on any securities exchange.
Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated January 8, 2016, “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement dated January 12, 2016, and “Selected Risk Considerations” beginning on page P-6 of this pricing supplement.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Price to public(1)	100.00%	$500,000
Underwriting discounts and commissions(1)	2.50%	$ 12,500
Proceeds to Royal Bank of Canada	97.50%	$487,500

(1) Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $975.00 and $1,000 per $1,000 in principal amount.
The initial estimated value of the Notes as of the date of this pricing supplement is $926.84 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.
RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $25.00 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to $25.00 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
We may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Barrier Booster Notes Linked to the CAC 40® Index, Due August 26, 2021
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
Issuer:	Royal Bank of Canada (“Royal Bank”)
Issue:	Senior Global Medium-Term Notes, Series G
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Reference Asset:	CAC 40® Index. The Reference Asset measures the performance of 40 large capitalization stocks listed on the Euronext Paris securities exchange.
Bloomberg Ticker:	CAC
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Pricing Date:	August 23, 2017
Issue Date:	August 28, 2017
CUSIP:	78012K5F0
Valuation Date:	August 23, 2021
Payment at Maturity (if held to maturity):
If, on the Valuation Date, the Percentage Change is positive, but does not exceed the Booster Percentage, then the investor will receive an amount equal to the principal amount plus the Booster Coupon.
If, on the Valuation Date, the Percentage Change is greater than the Booster Percentage, then the investor will receive an amount equal to:
Principal Amount + (Principal Amount x Percentage Change)

If, on the Valuation Date, the Percentage Change is less than or equal to 0%, but not by more than the Barrier Percentage (that is, the Percentage Change is between zero and -20.00%), then the investor will receive the principal amount only.
If, on the Valuation Date, the Percentage Change is negative, by more than the Barrier Percentage (that is, the Percentage Change is between -20.01% and -100%), then the investor will receive a cash payment equal to:
Principal Amount + (Principal Amount x Percentage Change)
In this case, you will lose all or a portion of the principal amount of the Notes.

Percentage Change:	The Percentage Change, expressed as a percentage, is calculated using the following formula:
Initial Level:	5,115.39, which was the closing level of the Reference Asset on the Pricing Date.
Final Level:	The closing level of the Reference Asset on the Valuation Date.

P-2	RBC Capital Markets, LLC

Barrier Booster Notes Linked to the CAC 40® Index, Due August 26, 2021
Booster Percentage:	41.28%
Booster Coupon:	41.28% of the principal amount
Barrier Percentage:	20.00%
Barrier Level:	4,092.31, which is 80.00% of the Initial Level (rounded to two decimal places)
Maturity Date:	August 26, 2021, subject to extension for market and other disruptions, as described in the product prospectus supplement dated January 12, 2016.
Term:	Approximately four (4) years
Principal at Risk:
The Notes are NOT principal protected. You may lose all or a substantial portion of your principal amount at maturity if there is a percentage decrease from the Initial Level to the Final Level of more than 20.00%.

Calculation Agent:	RBCCM
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated January 12, 2016 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion below under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 8, 2016).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated January 12, 2016, as modified by this pricing supplement.

P-3	RBC Capital Markets, LLC

Barrier Booster Notes Linked to the CAC 40® Index, Due August 26, 2021
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated January 8, 2016, as supplemented by the prospectus supplement dated January 8, 2016 and the product prospectus supplement dated January 12, 2016, relating to our Senior Global Medium-Term Notes, Series G, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 8, 2016 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated January 12, 2016, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
Prospectus Supplement dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm
Product Prospectus Supplement ERN-EI-1 dated January 12, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000114036116047560/form424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P-4	RBC Capital Markets, LLC

Barrier Booster Notes Linked to the CAC 40® Index, Due August 26, 2021
HYPOTHETICAL RETURNS
The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Final Level or the level of the Reference Asset on any trading day prior to the Maturity Date. All examples assume that a holder purchased Notes with an aggregate principal amount of $1,000 and are based on the Barrier Percentage of 20.00% (the Barrier Level is 80.00% of the Initial Level), the Booster Percentage of 41.28%, the Booster Coupon of 41.28% of the principal amount, and that no market disruption event occurs on the Valuation Date.
Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive, but less than the Booster Percentage.
	Percentage Change:	5%
	Payment at Maturity:	$1,000 + ($1,000 x 41.28%) = $1,000 + $412.80 = $1,412.80
	On a $1,000 investment, a 5% Percentage Change results in a Payment at Maturity of $1,412.80, a 41.28% return on the Notes.
Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive and exceeds the Booster Percentage.
	Percentage Change:	65%
	Payment at Maturity:	$1,000 + ($1,000 x 65%) = $1,000 + $650 = $1,650
	On a $1,000 investment, a 65% Percentage Change results in a Payment at Maturity of $1,650, a 65% return on the Notes.
Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative (but not by more than the Barrier Percentage).
	Percentage Change:	-10%
	Payment at Maturity:	At maturity, if the Percentage Change is negative BUT not by more than the Barrier Percentage, then the Payment at Maturity will equal the principal amount.
	On a $1,000 investment, a -10.00% Percentage Change results in a Payment at Maturity of $1,000, a 0% return on the Notes.
Example 4—	Calculation of the Payment at Maturity where the Percentage Change is negative (by more than the Barrier Percentage).
	Percentage Change:	-35%
	Payment at Maturity:	$1,000 + ($1,000 x -35%) = $1,000 - $350.00 = $650.00
	On a $1,000 investment, a -35% Percentage Change results in a Payment at Maturity of $650.00, a -35% return on the Notes.

P-5	RBC Capital Markets, LLC

Barrier Booster Notes Linked to the CAC 40® Index, Due August 26, 2021
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the section “Additional Risk Factors Specific to the Notes,” beginning on page PS-4 of the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
•
Principal at Risk – Investors in the Notes could lose some or all or a substantial portion of their principal amount if the level of the Reference Asset declines by more the Barrier Percentage. You will lose one percent of the principal amount of your Notes for each 1% that the Final Level is less than the Initial Level if the Final Level is less than the Barrier Level (80% of the Initial Level).

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are Royal Bank’s senior unsecured debt securities. As a result, your receipt of the amount due on the maturity date is dependent upon Royal Bank’s ability to repay its obligations at that time. This will be the case even if the level of the Reference Asset increases after the Pricing Date. No assurance can be given as to what our financial condition will be at the maturity of the Notes.

•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so. RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•
You Will Not Have Any Rights to the Securities Included in the Reference Asset – As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in the Reference Asset would have. The Final Level will not reflect any dividends paid on the securities included in the Reference Asset, and accordingly, any positive return on the Notes may be less than the potential positive return on those securities.

•
The Initial Estimated Value of the Notes Is Less than the Price to the Public – The initial estimated value set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the level of the Reference Asset, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate

P-6	RBC Capital Markets, LLC

Barrier Booster Notes Linked to the CAC 40® Index, Due August 26, 2021
was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
•
The Initial Estimated Value of the Notes Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set – The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Pricing Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
•
An Investment in the Notes Is Subject to Risks Relating to Non-U.S. Securities Markets - Because the securities included in the Reference Asset are publicly traded in France and are denominated in euro, an investment in the Notes involves particular risks. For example, the French market may be more volatile than the U.S. securities markets, and market developments may affect the French market differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

•
Market Disruption Events and Adjustments – The payment at maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

P-7	RBC Capital Markets, LLC

Barrier Booster Notes Linked to the CAC 40® Index, Due August 26, 2021
INFORMATION REGARDING THE REFERENCE ASSET
All disclosures contained in this pricing supplement regarding the Reference Asset, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, Euronext N.V., as the sponsor of the Reference Asset (“Euronext”). Euronext, which owns the copyright and all other rights to the Reference Asset, has no obligation to continue to publish, and may discontinue publication of, the Reference Asset. The consequences of Euronext discontinuing publication of the Reference Asset are discussed in the section of the product prospectus supplement entitled “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date.” Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of the Reference Asset or any successor index.
CAC 40® Index Composition and Maintenance
The Reference Asset reflects the performance of 40 large capitalization stocks listed on the Euronext Paris securities exchange. Index components are selected regardless of where the issuing company is registered. Eligibility for inclusion in the Reference Asset depends on a group of criteria: free-float market capitalization, its turnover on Euronext Paris S.A., and the presence of business assets and/or significant head-office activities in France. As only one listing – the most active one – is permitted per company, the listing representing the company’s ordinary shares is generally used.
A quarterly adjustment scheme is applied for amendments to the numbers of shares. The number of shares to be used after the quarterly review for each constituent will be based on the number of shares listed on the market. The number of shares may be modified in between the quarterly updates.
CAC 40® Index Calculation
The Reference Asset is calculated on a price return basis. The calculation is based on the current free-float market capitalization divided by the divisor. The divisor was determined on the initial market capitalization base of the index and the base level. The divisor is adapted as a result of corporate actions and composition changes. The base date for the Reference Asset is December 31, 1987 and the base market capitalization was 1,000 before the adoption of the euro as national currency of France. This number is now regarded as a constant when computing the index level.
If no price has been established for a constituent’s share on the trading day concerned, either the last known price established during regular daytime trading in officially listed shares on Euronext Paris S.A. for traded stocks or the last adjusted price resulting from the adjustment of the closing price due to a corporate action will be used. For constituents that have non-traded, halted or suspended status, the previous day’s reference prices or estimated prices (for IPOs, buyouts and swap offers) are used instead.
If prices are cancelled, the index will not be recalculated unless the compiler of the Reference Asset decides (“CAC Compiler”) otherwise. The level of the Reference Asset is in principle published every 15 seconds. The calculation of the level of the Reference Asset starts from 9:00 a.m. until Euronext Paris S.A. stops regular daytime trading in officially listed shares on the days when the Euronext Paris S.A. is open for business.
A weighting limit of 15% of the index’s free-float market capitalization is applied to Reference Asset constituents. If the weight of a given stock exceeds this limit, it is scaled down by a coefficient called a “capping factor.”
The capping factors are reviewed annually. Like the free-float factors, the capping factors are reviewed on the third Friday of September at the same time as the quarterly updates of the number of shares. The CAC Supervisor may decide to review the capping factor at other quarterly reviews in response to a substantial change in the shareholding structure of the companies concerned, or if extraordinary corporate events significantly change the weighing in the Reference Asset.
If, for any reason, share prices are not available for all constituents five minutes after Euronext Markets (as defined in the Euronext harmonized rule book) started regular daytime trading, the official opening level will be published as soon as the companies whose share prices are available of the current trading day represent at least 80% of the value of the Reference Asset at the close of the previous trading day.
The opening level is calculated using the opening prices of traded constituents or in the case of constituents that have non-traded, halted or suspended status, the previous day’s reference prices or estimated prices (for IPOs, buyouts and swap offers). The opening index level reflects the opening prices of the index constituents.

P-8	RBC Capital Markets, LLC

Barrier Booster Notes Linked to the CAC 40® Index, Due August 26, 2021
If after the market opens the Reference Asset remains in the index levels published before the official opening level is published during the entire trading session, the closing level of the Reference Asset will be calculated on the basis of the most recent traded prices, or the most recent reference price (possibly adjusted to account for corporate actions).
The following information is disseminated after the market close:
•	The reference closing level, which is calculated on the basis of all closing prices derived from the closing auction.
•	The reference opening price, which is calculated on the basis of the opening shares prices.
In both cases, for constituents that have non-traded, halted or suspended status, the reference prices of the previous day or estimated prices (for IPOs, buyouts and swap offers) are used instead.
The CAC Compiler retains the right to delay the publication of the opening level of the Reference Asset. Furthermore, the CAC Compiler retains the right to suspend the publication of the level of the Reference Asset if it believes that circumstances prevent the proper calculation of the Reference Asset.
Proprietary Rights
Euronext Paris S.A. has all proprietary rights with respect to the Reference Asset. In no way do Euronext Paris S.A. or any of its direct or indirect affiliates sponsor, endorse or are otherwise involved in the issue and offering of the Notes. Euronext Paris S.A. and any direct or indirect affiliates disclaim any liability to any party for any inaccuracy in the data on which the Reference Asset is based, for any mistakes, errors, or omissions in the calculation and/or dissemination of the Reference Asset, or for the manner in which it is applied in connection with the issue of the Notes and the offering thereof.
"CAC40®" and "CAC®" are registered trademarks of Euronext N.V. subsidiary Euronext Paris S.A.

P-9	RBC Capital Markets, LLC

Barrier Booster Notes Linked to the CAC 40® Index, Due August 26, 2021
Historical Information
The graph below sets forth the information relating to the historical performance of the Reference Asset. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of the Reference Asset. The information provided in this table is for the four calendar quarters of 2013, 2014, 2015 and 2016, the first two quarters of 2017 and the period from July 1, 2017 to August 23, 2017.
We obtained the information regarding the historical performance of the Reference Asset in the chart below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.
CAC 40® Index (“CAC”)

Period Start Date	Period End Date	High Intra-Day Level	Low Intra-Day Level	Period-End Closing Level
1/1/2013	3/31/2013	3,871.58	3,600.81	3,731.42
4/1/2013	6/30/2013	4,072.24	3,575.17	3,738.91
7/1/2013	9/30/2013	4,227.21	3,668.77	4,143.44
10/1/2013	12/31/2013	4,356.28	4,051.25	4,295.95

1/1/2014	3/31/2014	4,432.50	4,080.60	4,391.50
4/1/2014	6/30/2014	4,598.65	4,319.28	4,422.84
7/1/2014	9/30/2014	4,509.58	4,109.31	4,416.24
10/1/2014	12/31/2014	4,427.76	3,789.11	4,272.75

1/1/2015	3/31/2015	5,106.04	4,076.16	5,033.64
4/1/2015	6/30/2015	5,283.71	4,712.97	4,790.20
7/1/2015	9/30/2015	5,217.80	4,230.49	4,455.29
10/1/2015	12/31/2015	5,011.65	4,386.10	4,637.06

1/1/2016	3/31/2016	4,586.11	3,892.46	4,385.06
4/1/2016	6/30/2016	4,607.69	3,955.98	4,237.48
7/1/2016	9/30/2016	4,569.62	4,062.07	4,448.26
10/1/2016	12/31/2016	4,864.29	4,344.88	4,862.31

1/1/2017	3/31/2017	5,122.51	4,733.82	5,122.51
4/1/2017	6/30/2017	5,442.10	4,980.41	5,120.68
7/1/2017	8/23/2017	5,259.47	5,046.75	5,115.39
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-10	RBC Capital Markets, LLC

Barrier Booster Notes Linked to the CAC 40® Index, Due August 26, 2021
SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated January 12, 2016 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2019. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes (for example, upon a Reference Asset rebalancing), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Delivery of the Notes will be made against payment for the Notes on August 28, 2017, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated January 8, 2016. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution - Conflicts of Interest” in the prospectus dated January 8, 2016.
In the initial offering of the Notes, they will be offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately 9 months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

P-11	RBC Capital Markets, LLC

Barrier Booster Notes Linked to the CAC 40® Index, Due August 26, 2021
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Asset. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value included in this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Asset, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs. These factors result in the initial estimated value for the Notes on the Pricing Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 8, 2016, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K dated January 8, 2016.
In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated January 8, 2016, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated January 8, 2016.

P-12	RBC Capital Markets, LLC